UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)           November 11, 2009
Martin Marietta Materials, Inc.

(Exact Name of Registrant as Specified in Its Charter)
North Carolina

(State or Other Jurisdiction of Incorporation)

1-12744	56-1848578

(Commission File Number)	(IRS Employer Identification No.)

2710 Wycliff Road, Raleigh, North Carolina	27607

(Address of Principal Executive Offices)	(Zip Code)
(919) 781-4550

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On November 12, 2009, Martin Marietta Materials, Inc. (the “Corporation”) announced that its Chairman and Chief Executive Officer, Stephen P. Zelnak, Jr., will retire mid-year 2010. The Corporation also announced that the Board of Directors elected, effective January 1, 2010, C. Howard Nye to serve as Chief Executive Officer and President of the Corporation. Mr. Zelnak will continue as Executive Chairman of the Board, which position he has held since 1997. Mr. Zelnak will continue as non-executive Chairman of the Board following his retirement.
Mr. Nye was also appointed to serve as a member of the Corporation’s Board of Directors, effective January 1, 2010, filling a vacancy. At this time, Mr. Nye will not serve on any committees of the Board of Directors.
Mr. Nye, age 47, joined the Corporation in 2006 as President and Chief Operating Officer, with over 20 years of experience in the aggregates industry. Prior to joining the Corporation, he was Executive Vice President, Hanson Aggregates North America from 2003 to 2006 and President of Hanson Aggregates East from 2000 to 2003 with operating responsibility for over 150 facilities in 12 states with annual revenue of more than $500 million. From 1997 to 2000, Mr. Nye was Vice President Business Development for Hanson Building Materials America. He began his career in the aggregates industry as General Counsel for Hanson Aggregates East with additional responsibility for environmental and safety and health.
Mr. Nye has no family relations with any directors or executive officers of the Corporation. There are no transactions to which the Corporation is a party and in which Mr. Nye has a material interest that are required to be disclosed under Item 404(a) or 404 (d)(1) of Regulation S-K.
The Corporation issued a press release on November 12, 2009 relating to the announcement of Mr. Zelnak’s retirement mid-year 2010 and Mr. Nye’s appointment as Chief Executive Officer and as a Board member, effective January 1, 2010. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits.
(c) Exhibits
99.1	Press Release dated November 12, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MARIETTA MATERIALS, INC.
(Registrant)

Date: November 12, 2009	By:	/s/ Roselyn R. Bar

Roselyn R. Bar, Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 12, 2009.